EXHIBIT 10.2

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment to Employment Agreement (hereinafter referred to as the “Amendment”) is entered into by and between CLS Holdings USA, Inc., a Nevada corporation (hereinafter referred to as the “Company”), and Andrew Glashow (hereinafter referred to as “Executive”).

WHEREAS, the Company and the Executive entered into an Employment Agreement effective March 1, 2019, the initial term of which expires on February 28, 2021 (the “Agreement”);

WHEREAS, the Company and the Executive desire to extend the term of the Agreement by one year instead of relying on the automatic one-year renewal provision in the Agreement;

WHEREAS, the Company desires to increase the Executive’s base salary, effective as of October 1, 2019, to Two Hundred Thousand Dollars ($200,000.00) per annum;

WHEREAS, the Company and the Executive desire to amend the Agreement to change the terms of the bonus; and

WHEREAS, the Company desires to provide the Executive with certain benefits upon a change in control of the Company.

NOW THEREFORE, the Company and Executive hereby amend the Agreement as follows:

1.     Term of Employment. The Agreement shall be extended for one (1) year commencing on March 1, 2021 and ending on February 28, 2022. Upon expiration of the term, the Agreement shall automatically renew for successive terms of one (1) year, unless, without limiting the application of Sections 5, 6 and 7 of the Agreement, either party, at least sixty (60) days prior to such renewal, gives the other party written notice of intent not to renew.

2.     Base Salary.     Section 3(a) of the Agreement shall be amended to increase Executive’s base salary, effective as of October 1, 2019, to Two Hundred Thousand Dollars ($200,000.00) per annum, payable in installments according to the Company’s normal payroll practices and less legal and applicable withholdings.

3.     Bonus. Section 3(c) of the Agreement shall be replaced in its entirety to read as follows: “In addition to Executive’s base compensation hereunder, Executive shall be entitled to receive, on an annual basis, a performance-based bonus equal to two percent (2%) of the Company’s annual earnings before interest, taxes, depreciation and amortization (“EBITDA”) up to a maximum annual cash compensation of $1 million including base salary. The bonus shall be payable sixty (60) days following the end of each calendar year during the term of this Agreement. As an express condition of Executive’s receipt of the bonus, Executive must be employed with the Company on the last day of the applicable calendar year. Executive shall not be entitled to any partial or pro-rated bonus if Executive is not employed at the end of any calendar year during the term of this Agreement.”

4.     Stock Options and Restricted Stock. Section 3(h) of the Agreement shall be renumbered Section 3(i) and Section 3(i) of the Agreement shall be renumbered Section 3(j).  New Section 3(h) shall read as follows:

“(h)         Stock Options. (i)  The Company shall grant to Executive, effective on the first day of each of the Company's fiscal years throughout the term of this Agreement, an option to purchase a number shares of the Company’s common stock equal to 2% of the Company’s annual EBITDA for the prior year (or portion thereof within the term of this Agreement), up to $42.5 million in annual EBITDA, and 4% of the Company’s annual EBITDA in excess of $42.5 million, which option shall be exercisable at a price per share equal to the fair market value of one share of the common stock on the effective date of the grant (i.e., the first day of each fiscal year of the Company). The term of each option shall be five years. For example, if annual EBITDA was $1 million for the fiscal year, and the fair market value of the options on the first day of the Company's fiscal year was $0.10, the executive would receive options to purchase 200,000 shares (.02 x $1 million, divided by $0.10). The options shall be fully vested on the date of grant and shall include a cashless exercise provision. "Fair market value" of the Company's common stock shall be computed as follows: if the common stock is traded on the OTCBB or the pinks, the fair market value shall be the average bid price for the 40 trading days prior to the effective date of grant; if the common stock is traded on an exchange, including but not limited to Nasdaq or Amex, fair market value shall be the closing price on the day prior to the effective date of grant; if the common stock is not traded on any exchange or quotation system, the fair market value shall be determined by the board of directors of the Company using its reasonable judgment.

(ii) Except as set forth in Section 6(b), the options shall be extinguished, to the extent not exercised, if Executive is no longer employed by the Company for any reason. Each option shall be evidenced by an option agreement that contains these terms and other provisions generally applicable to the Company’s stock option agreements.”

5.     Termination due to Change in Control. The heading of Section 6 of the Agreement shall be amended to read “Termination by Company for Cause or Termination due to Change in Control,” and the existing language in Section 6 of the Agreement shall be deleted and replaced with the following language:

(a) Termination for Cause. The Company may terminate this Agreement, and Executive’s employment, “for cause” at any time. As used herein, “for cause” shall mean any one of the following:

A.	The willful breach or habitual neglect by Executive of his job duties and responsibilities after notice by the Company; or

B.	Conviction of any felony that should cause Executive to be unfit for continued employment by the Company or prevent Executive from performing his duties hereunder; or

C.

Commission of an act of “dishonesty,” which act directly or indirectly involves the Company (an act of Executive shall not be deemed to be “dishonest” if Executive took such action in Executive’s good faith belief that it was honest and in the best interest of the Company); or

D.	Any act or omission deemed as grounds for termination of employees as set forth in the Company’s personnel policies in existence at the time; or

E.	A material breach of this Agreement, after notice and an opportunity to cure.

In the event the Company terminates Executive’s employment for cause, the Company shall pay Executive’s salary through the date of termination and any additional cash or equity compensation that would otherwise be payable for that calendar year and prior years and subsequent years shall automatically terminate and be forfeited.

(b) Termination due to Change in Control. If a Change in Control (as hereafter defined) should occur and the Executive either resigns or is terminated without cause within six (6) months prior to or within two (2) years after such Change in Control, the Company shall pay Executive all base salary, bonuses and other benefits that accrued prior to the effective date of the Change in Control and the following shall occur:

(i)	Base Salary. The Company shall pay to Executive a lump sum equal to three (3) times Executive’s annual base salary, as then in effect, on the date of consummation of the Change in Control.

(ii)

Bonus. For a period of three years, the Company shall pay to Executive the bonus under Section 3(c) of the Agreement to which Executive would have been entitled if Executive had remained employed by the Company on the date the bonus became due and payable. Notwithstanding the foregoing, the total payments to be made by the Company to the Executive under Section 6(b)(i) and (ii) shall not exceed $1,000,000.

(iii)

Effect on Stock Options. Any options granted under Section 3(h) that are unvested at the time of a Change in Control shall vest immediately and shall remain exercisable for one year following Executive’s separation from the Company on the terms set forth in the applicable option agreement (including the cashless exercise feature).

(iv)

Gross-Up Payment. If it is determined that any payment, benefit or distribution of any type that is made by the Company, any of its affiliates, or any person, in connection with a Change in Control or a termination of the Executive’s employment thereafter, to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Total Payments”), would be subject to excise taxes imposed by the Internal Revenue Code, including but not limited to Sections 409A and 4999

(iv)

thereof, or any interest or penalties with respect to such excise tax (such excise tax and any such interest or penalties are collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive a one or more additional payments (a “Gross-Up Payment”) in an amount reasonably determined to be equal to such Excise Tax. Payments under this Section are payable to the Executive even if the Executive is not eligible for severance benefits under this Agreement.

For purposes of this Section 6(b), “Change in Control” shall mean the occurrence of any of the following events: A person (or group) acquires, during a twelve (12)-month period, stock possessing fifty percent (50%) or more of the total voting power of the Company, or a majority of the members of the board of directors is replaced during any twenty-four (24)-month period by directors whose appointment or election is not endorsed by a majority of the Company’s board of directors prior to the date of the appointment or election. If a person (or group) already owns at least fifty percent (50%) of the voting power, the acquisition of additional voting power shall not trigger a Change in Control under this paragraph.

6.     Ratification. Except as specifically amended hereby, all terms of the Agreement, including Exhibit A thereto, shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment on this 14th day of October, 2019, effective as of October 1, 2019.

CLS HOLDINGS USA, INC.	EXECUTIVE

By: /s/ Jeffrey Binder	/s/ Andrew Glashow
Jeffrey Binder, Chairman and CEO	Andrew Glashow